OPTEC™
Optimized Fuel Technologies

ROYALTY ADDENDUM B TO EXCLUSIVE LICENSING AGREEMENT BETWEEN OPTIMIZED FUEL TECHNOLOGIES AND OPTEC INTERNATIONAL, INC.

This Royalty Agreement ("Agreement") is made as of the 27th day of August, 2018 (the "Effective Date") by and between Optimized Fuel Technologies, a Wyoming Corporation, located at 2721 West Loker Avenue, Carlsbad, CA 92010 ("Licensor") and OPTEC International, Inc., a Wyoming Corporation, located at 2721 West Loker Avenue, Carlsbad, CA 92010 ("Licensee"). Each of Licensor and Licensee may be referred to in this Agreement individually as a "Party" and collectively as the "Parties."

WHEREAS, the Exclusive Licensing Agreement dated June 4, 2018 and the Addendum A to the Exclusive Licensing Agreement, dated June 20, 2018 are incorporated herein by reference.

WHEREAS, from time to time it may be necessary for the manufacturer of the OPTEC Fuel Maximizer, (Optimized Fuel Technologies) to sell the product on a manufacturer direct basis. When these situations arise, and with the prior consent of OPTEC International, Inc., the manufacturer, ("Licensor") is hereby granted approval to do so by Licensee. However, Licensor will pay to Licensee a Royalty on each unit sold in these situations, as outlined in this agreement.

NOW THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth in this Agreement, and for other good, valuable, and legal consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1. **Royalty.** Licensor will pay to Licensee a Royalty on each unit sold on a manufacturer direct basis in the amounts below:

Unit Type	Royalty Amount
PSV38	$28.00
MD374	$130.00
HD386	$400.00
HD392	$28.00

(a) Royalty is payable on the Optec Fuel Maximizer product line (current and any future developed fuel maximizer products). The Royalty payment is due and payable upon the sale and subsequent receipt of funds from the customer to Licensor.

Initials: Licensor Licensee

OPTEC™
Optimized Fuel Technologies

2. **Royalty Term.** The term of this Addendum is concurrent with the original term of the Licensing agreements stated above, and may be extended per any and all renewals or extensions of those agreements.

All other provisions of the Original Exclusive Licensing Agreement and Addendum A thereto shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the Effective Date.

Signatures:

Optimized Fuel Technologies

8-27-18

By: Roger Pawson
Title: CEO and President

Date

OPTEC International, Inc.

8/27/18

By: Peter R. Sollenne
Title: CEO, CFO and Secretary

Date

Initials: Licensor Licensee